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                                                                    EXHIBIT 10.2




                   1999 ANNUAL INCENTIVE COMPENSATION PROGRAM

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                             COMPENSATION PHILOSOPHY

     CDI Incentive Compensation Plans are designed to align the interests of employees with those of Cal Dive shareholders to the maximum extent possible. Employees will share in the superior performance of the company recognizing that the shareholders are entitled to a threshold level of performance in exchange for base salaries. The threshold level is based on the Annual Budget established by management and approved by the Board of Directors. Incentives based upon performance above that threshold level can result in total cash compensation to CDI employees well above competitive levels for the industry.

The 1999 Incentive Compensation Program is a direct continuation of the program established in 1993. It is designed to reward key team members for the contribution made towards achieving the company's growth and profitability targets. Potential bonuses under this program are limited only by the success and cost effectiveness of our combined effort.

General terms of the 1999 Plan (which is based upon the 1998 Incentive Compensation Plan which was established after review by the Human Capital Services Division of Arthur Andersen LLP) include:

     * THRESHOLD PERFORMANCE: Incentive compensation is earned when financial performance exceeds 100% of the 1999 Business Plan (up from 80% last year).

     * PARTICIPATION: Continued expanded participation in the Operations pool (i.e., Project Management et al) to reflect, among other things, the significance of the Morgan City Operations Base.

     * BONUS POOL: The bonus pool of the Operations Group will change to 50% of the first $4 million over the incentive target and thereafter revert to the 25%. The Administrative pool adds 25% of the first $2 million over the incentive target and thereafter reverts to 6% (as last year).

     * SG&A: Operations pool is increased or decreased by variances to budgeted SG&A expenses (as defined); i.e., Sales Department and administrative costs related to personnel in the Operations pool (same as last year).

     * DISCRETIONARY COMPONENT: 30% of the allocated incentive award is based upon discretion of Senior management and achievement of individual goals (same as last year).

     * SUPPORT STAFF: Each Group may use a portion of their bonus pool or incentives not awarded in the discretionary component to make bonus payments to support staff.


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                         GENERAL CONDITIONS TO ALL PLANS

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ELIGIBILITY FOR PARTICIPATION

     Participants must be on the payroll no later than June 30, 1999. Participants who are not on the payroll as of January 1, 1999, will have their OPPORTUNITY pro-rated by their months of service.

     Incentive compensation awards will be granted to those participants who have met the performance criteria set forth in this policy and who are on the payroll December 31, 1999, for incentive compensation authorized under this plan. This plan is not to be construed in any way as a guarantee of employment or an employment contract.

METHOD OF PAYMENT

     Earned incentive compensation will be paid in cash by March 15.

CLARIFICATION/INTERPRETATION/MODIFICATION OF THE PLAN

     The Compensation Committee of the Cal Dive Board of Directors shall have the right and the sole authority at any time and without restriction to clarify, interpret and/or modify this plan.


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                            PROJECT MANAGEMENT GROUP
                             SPECIAL PROJECTS GROUP
                              ACCOUNT MANAGER GROUP
                          MORGAN CITY OPERATIONS GROUP

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This program is for the benefit of certain personnel in the Groups listed above, the Vice Presidents of these Groups, and such other participants as determined by the Group Vice Presidents and Executive Management.

Each eligible participant's incentive compensation OPPORTUNITY will be based on the following:

     1. No incentive will be paid until attaining 1999 budgeted "Subsea Division" (exclusive of ERT) gross profit of $29,179,000.

     2. Variances to budgeted Subsea SG&A (as defined) will be added to (or deducted from) gross profit in determining 1 above.

     3. A bonus pool will be established equal to (a) 50% of the first four million dollars of gross profit (as adjusted) in excess of the goal, plus (b) 25% of any Subsea Division gross profits in excess of $33,179,000 subject to a cap of $3.0 million.

The bonus pool will be divided into three tiers and will be available as an incentive compensation OPPORTUNITY for each eligible participant in direct proportion to the ratio of the eligible participant base salaries. Each participant's OPPORTUNITY will be awarded based as follows:

     1. 70% of the total opportunity will be awarded based on achieving the financial goals.

     2. From 0 to 30% of the total opportunity will be awarded based on a subjective evaluation by Executive Management regarding the individual's efforts, contribution and success in achieving specific goals established by the group Vice President and Martin Ferron. Any portion of the opportunity that is not awarded may be reallocated to other plan participants.

     3. Discretionary bonuses may be paid to support staff from the bonus pool or incentives not awarded in the discretionary component.

The gross profit goal reflects management's assessment of revenue producing assets on hand or expected to be acquired at the time the Business Plan is prepared. The goal shall NOT be adjusted should any of these assets be sold or not acquired subsequent to the Business Plan being approved by the Board of Directors. However, if the company subsequently purchases or otherwise acquires new assets with the expectation of increasing the gross profit of the Subsea division, the gross profit levels will be adjusted to allow for a reasonable return to the company. This adjustment will be based on the economics presented to the Board of Directors as justification for the new equipment or service (the approved AFE) and will be prorated for months in service. In addition, gross profit is NOT to be adjusted for changes in accounting policy made during a fiscal year.


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                              EXECUTIVE MANAGEMENT
                      ACCOUNTING & ADMINISTRATIVE PERSONNEL

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This program is for the benefit of certain members of executive management and corporate accounting and administrative personnel.

Each eligible participant's incentive compensation opportunity will be based upon the following:

     1. Attaining the consolidated net income of $19,500,000 as budgeted in the 1999 Business Plan.

     2. Upon attaining the net income goal, a bonus pool equal to 75% of all eligible persons assigned bonus percentages will be created

     3. In addition, a bonus pool will be established based upon (a) 25% of the first $2 million of net income in excess of targeted net income, plus
         (b) 6% of any consolidated net income in excess of targeted net income plus $2 million.

The bonus pool will be available for each eligible participant in direct proportion to the ratio of eligible participant base salaries. Each participants opportunity will be awarded based as follows:

     1. 70% of the total opportunity will be awarded based upon achieving financial goals.

     2. From 0 to 30% of the total opportunity will be awarded based upon a subjective evaluation by the Compensation Committee and Executive Management regarding the individual's efforts, contribution and success in achieving specific goals established by the Group Vice President and Board of Directors. Any portion of the opportunity that is not awarded may not be reallocated to other participants.

     3. Discretionary bonuses may be paid to support staff from the bonus pool or incentives not awarded in the discretionary component.

If the company purchases or otherwise acquires new assets with the expectation of increasing the net income of Subsea Division, consolidated net income will be adjusted to allow for a reasonable return to the company. This adjustment will be based on the economics presented to the Board of Directors for justification for the new equipment or service (the approved AFE) and will be prorated for months in service.


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